Exhibit 99.1

Precision Therapeutics Inc. Announces Proposed Public Offering of Securities

MINNEAPOLIS, March 26, 2019 (GLOBE NEWSWIRE) -- Precision Therapeutics Inc. (NASDAQ: AIPT) (“Precision” or “the Company”) today announced a proposed public offering of its common stock and warrants to purchase common stock. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Dawson James Securities, Inc. is acting as exclusive placement agent for the offering.

Precision intends to use the net proceeds from the offering, if completed, for working capital and general corporate purposes. Precision may also use a portion of the net proceeds to repay indebtedness.

The offering is being made by Precision pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective on October 4, 2016. The offering of the securities will be made only by means of a prospectus supplement and accompanying prospectus. A preliminary prospectus supplement and accompanying prospectus related to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Copies of the preliminary prospectus supplement and accompanying prospectus may also be obtained by contacting Dawson James Securities, Inc., Attention: Prospectus Department, 1 North Federal Highway, 5th Floor, Boca Raton, FL 33432, or by telephone toll free at (866) 928-0928, or by email at mmaclaren@dawsonjames.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Precision Therapeutics Inc.

Precision Therapeutics (NASDAQ:AIPT) operates in two business areas: first, applying artificial intelligence to personalized medicine and drug discovery to provide personalized medicine solutions for patients and clinicians as well as clients in the pharmaceutical, diagnostic, and biotech industries, and second, production of the FDA-approved STREAMWAY® System for automated, direct-to-drain medical fluid disposal.

Forward-looking Statements

This press release contains forward-looking statements, including statements related to Precision’s public offering of common stock and warrants and the completion of the offering that involve risks and uncertainties. These forward-looking statements are based upon Precision’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward- looking statements as a result of risks and uncertainties, which include, without limitation, risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering and other risks detailed in Precision’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Precision undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contacts:

Investor Relations

Bret Shapiro, Managing Partner

CORE IR

(516) 222-2560

brets@coreir.com

Media

Jules Abraham

CORE IR

917-885-7378

julesa@coreir.com